As filed with the Securities and Exchange Commission on June 30, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Western Asset Mortgage Capital Corporation
(Exact name of registrant as specified in its charter)

Delaware	27-0298092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47 W 200 South, Suite 200 Salt Lake City, Utah	84101
(Address of principal executive offices)	(Zip code)

Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan
(Full title of the plan)

Charles A. Ruys de Perez
Secretary
Western Asset Mortgage Capital Corporation
47 W 200 South, Suite 200
Salt Lake City, Utah 84101
(801) 952-3390
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company

Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 1,000,000 shares of Common Stock, par value $0.01 per share, of Western Asset Mortgage Capital Corporation (the “Company”) that may be issued and sold pursuant to the Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan, approved by stockholders at the Company’s Annual Meeting on June 24, 2022.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*    The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 8, 2022;

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022, filed on May 9, 2022;

(c) The Company’s Current Reports on Form 8-K filed on May 13, 2022, June 21, 2022 and June 24, 2022; and

(d) The description of the Company’s Common Stock, contained in Exhibit 4.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 6, 2020, as amended by any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification for the Company’s directors and officers to the fullest extent permitted by the Delaware General Corporation Law, as amended (the “DGCL”), except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person’s duty to or for us. In addition, as permitted by Delaware law, the Company’s Amended and Restated Certificate of Incorporation includes provisions that eliminate the personal liability of the Company’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict the Company’s rights and the rights of the Company’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.

The Company has entered into indemnification agreements with each of the Company’s directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.

The above-described limitation of liability and indemnification may be held not to be enforceable for violations of the federal securities laws of the United States.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
3.1
Amended and Restated Certificate of Incorporation of Western Asset Mortgage Capital Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 10 to the Company’s Registration Statement on Form S-11 (Registration Statement No. 333-159962), filed May 8, 2012)

3.2
Amendment to the Amended and Restated Certificate of Incorporation of Western Asset Mortgage Capital Corporation (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K, filed March 7, 2017)

3.3
Amended and Restated Bylaws of Western Asset Mortgage Capital Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 10 to the Company’s Registration Statement on Form S-11 (Registration No. 333-159962), filed May 8, 2012)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (including consent of such firm)
10.1	Form of Western Asset Mortgage Capital Corporation 2022 Omnibus Incentive Plan (incorporated by reference to Annex B to the Company’s Definitive Proxy Statement on Schedule 14A, filed May 2, 2022)
23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on signature page)
107	Filing Fee Table

Item 9.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A)    paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on June 30, 2022.

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

By:	/s/ BONNIE M. WONGTRAKOOL
	Name:	Bonnie M. Wongtrakool
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Western Asset Mortgage Capital Corporation, a Delaware corporation, hereby constitutes and appoints Charles A. Ruys de Perez and Adam C.E. Wright and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement on Form S-8 and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BONNIE M. WONGTRAKOOL	Chief Executive Officer and Director	June 30, 2022
Bonnie M. Wongtrakool	(principal executive officer)

/s/ ROBERT W. LEHMAN	Chief Financial Officer	June 30, 2022
Robert W. Lehman	(principal financial officer and principal accounting officer)

/s/ EDWARD D. FOX JR.	Director	June 30, 2022
Edward D. Fox Jr.

/s/ JAMES W. HIRSCHMANN III	Director	June 30, 2022
James W. Hirschmann III

/s/ RANJIT M. KRIPALANI	Director	June 30, 2022
Ranjit M. Kripalani

/s/ M. CHRISTIAN MITCHELL	Director	June 30, 2022
M. Christian Mitchell

/s/ LISA G. QUATEMAN	Director	June 30, 2022
Lisa G. Quateman

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